Exhibit 10.20

MASTER CONSULTING AGREEMENT

This agreement (“Agreement”) is made on March 6, 2021 (“Effective Date”), by and between David Tousley, doing business as Stratium Consulting Services (“Consultant”), and Humanigen, Inc., a Delaware corporation, whose mailing address is 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 (“Client”). Consultant offers general business consulting services to Client relating to Client’s company. Client wishes to engage Consultant, from time to time, to perform general business consulting services in connection with Client’s company.

AGREEMENT

1.	Proposals: Consultant will, when requested by Client, submit Proposals (“Proposal”) for services to be performed by Consultant in connection with specific activities sponsored by Client (“Services”). The Proposals will state the scope of the service to be performed, the basis on which Consultant will charge for such Services and an estimate of the time required to perform such Services, if appropriate. If accepted by Client, the Proposal will become a part of this Agreement (numbered sequentially). Each such Proposal shall be deemed a two-party agreement between Consultant and Client and shall be deemed to incorporate and shall be subject to all the terms and conditions of this Agreement.

(a)	Each Proposal remains effective until final completion of the Services, or for a period as specified in each proposal.

(b)	Upon termination of this Agreement, all rights and duties of the parties hereunder shall cease, except:

(i)	Client shall be obligated to pay, within fifteen (15) days after receipt of Consultants final invoice, all amounts owing for unpaid Services and related expenses, if any; and

(ii) The indemnification provision of section 3 and any signed confidentiality agreement initiated by Client shall survive termination of this Agreement.

2.	Charges and Payments:

(a)	In addition to the charges for Services described in a Proposal, Client shall reimburse Consultant for reasonable and necessary travel expenses incurred in performance of the Services and for the cost of materials, mileage and other out-of-pocket expenses.

MASTER CONSULTING AGREEMENT

(b)	Air travel shall be reimbursed at coach class rates for flights under four hours and at upgraded first class rates for flights over four hours and shall be reimbursed at business class rates for any international travel. Mileage shall be reimbursed at the standard IRS mileage rate.

(c)	All such travel and out-of-pocket expenses incurred by Consultant in connection with the Services, shall be incorporated on an invoice submitted to Client along with all appropriate supporting documentation associated with such expenses. Client will not reimburse undocumented expenses.

(d)	Consultant shall submit an invoice to Client on the fifteenth and the last day of each month for Services performed and expenses incurred hereunder. Unless Consultant agrees in writing in the form of a proposal to a deferral of fees invoiced, Client shall pay such invoice within five (5) business days of receipt of the invoice, but no later than ten (10) business days from the invoice date. If payment is not made within ten (10) business days from invoice date, and if there is no agreement for deferral of payment, Client is responsible for any costs of recovery, including any legal fees.

3.	Indemnification:

(a)	Consultant agrees that Client will not be liable for any claims arising from the negligent acts of Consultant.

(b)	Client agrees to defend, indemnify and hold harmless Consultant from any claims, demands, suits and actions in law, or in equity arising out of, or in reference to, the services provided hereunder, except any referred to in 3(a), and agrees to bear all costs and expenses, including reasonable attorney’s fees incurred in connection with the defense of any such claims.

4.	Independent Contractor: In the performance of Consultant’s Services hereunder, Consultant shall act as an independent contractor and shall not be deemed to be an employee of Client.

5.	Miscellaneous: Consultant and Client agree to comply with the provisions of all applicable Federal, State, County, or Municipal laws, regulations or ordinances.

6.	Termination: This agreement may be terminated at any time, by either party, with 10 days written notice.

MASTER CONSULTING AGREEMENT

7.	Notices: Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given when delivered personally against receipt therefore or by facsimile; one (1) day after being sent by Federal Express or similar overnight delivery; or three (3) days after being mailed registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth below, or to such other address as such party shall give by notice hereunder to the other party.

If to Consultant:	If to Client:

David L. Tousley	Cameron Durrant
Address on file with Company	533 Airport Boulevard, Suite 400
Burlingame, CA 94010
Email: davidtousley@yahoo.com	Email: cdurrant@humanigen.com

8.	Governing Law: This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of North Carolina without regard to principles of conflict of laws.

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MASTER CONSULTING AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For Consultant:

/s/ David L. Tousley
David L. Tousley
Principal

For Client:

/s/ Cameron Durrant
Cameron Durrant
Chairman & CEO

Proposal # 1 To

Master Agreement Between

David Tousley (doing business as Stratium Consulting Services) And Humanigen, Inc.

This agreement (“Agreement”) is made on March 6, 2021 (“Effective Date”), by and between David Tousley, doing business as Stratium Consulting Services (“Consultant”), and Humanigen, Inc., a Delaware corporation, whose mailing address is 533 Airport Boulevard, Suite 400, Burlingame, CA 94010 (“Client”).

Agreement

For a period of three months, Consultant will perform general business consulting services for Client. Specifically, the goals of this Proposal are as follows:

1)	Provide consulting services as requested by Client to assist accounting management in the training of new employees and consultants to help them transition into their new role through his knowledge of the how spreadsheets and processes work mechanically as of the date of termination of his Employment Agreement (the “Termination Date”). The Consultant will not be responsible for updating any such spreadsheets or other analyses with information generated subsequent to the Termination Date. For clarity, Consultant will not participate in any team or other meetings, or in any way be provided with any material non-public information (“MNPI”) from the Effective Date forward and will not be responsible for working on or completing budgets or other spreadsheets that may contain any such MNPI.

The fee for such services will be at the rate of Two Hundred Fifty Dollars ($250.00) per hour, plus any reasonable and necessary travel and out-of-pocket expenses. An invoice for services performed shall be submitted on the fifteenth and the last day of each month. Business expenses will also be invoiced on the fifteenth and last day of each month and shall be paid within the terms specified in the Master Consulting Agreement.

[Signature Page to Follow]

Proposal # 1 To

Master Agreement Between

David Tousley (doing business as Stratium Consulting Services) And Humanigen, Inc.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For Consultant:

/s/ David L. Tousley
David L. Tousley
Principal

For Client:

/s/ Cameron Durrant
Cameron Durrant
Chairman & CEO